______________________________________

AMENDMENT NO. 1

Dated as of September 15, 2006

to

AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT

Dated as of May 1, 2006

among

GREENWICH CAPITAL ACCEPTANCE, INC.,

Depositor,

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.,

Seller,

WELLS FARGO BANK, N.A.,

Master Servicer and Securities Administrator,

CLAYTON FIXED INCOME SERVICES INC.,

Credit Risk Manager,

and

DEUTSCHE BANK NATIONAL TRUST COMPANY,

Trustee and Custodian

DSLA Mortgage Loan Trust 2006-AR1

Mortgage Loan Pass-Through Certificates, Series 2006-AR1

______________________________________

THIS AMENDMENT NO. 1, dated as of September 15, 2006 (the “Amendment”), to the Amended and Restated Pooling and Servicing Agreement (the “Amended and Restated Pooling and Servicing Agreement”), dated as of May 1, 2006, among GREENWICH CAPITAL ACCEPTANCE, INC., a Delaware corporation, as depositor (the “Depositor”), GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation, as seller (in such capacity, the “Seller”), WELLS FARGO BANK, N.A., a national banking association, as master servicer (in such capacity, the “Master Servicer”) and as securities administrator (in such capacity, the “Securities Administrator”), CLAYTON FIXED INCOME SERVICES INC, as credit risk manager (the “Credit Risk Manager”) and DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee (in such capacity, the “Trustee”) and as custodian (in such capacity, the “Custodian”).

W I T N E S S E T H

WHEREAS, the Depositor, the Seller, the Master Servicer, the Securities Administrator, the Trustee, Credit Risk Manager and the Custodian entered into the Amended and Restated Pooling and Servicing Agreement;

WHEREAS, the parties hereto wish to amend the Amended and Restated Pooling and Servicing Agreement as set forth herein;

WHEREAS, Section 12.01(iv) of the Amended and Restated Pooling and Servicing Agreement permits amendments to the Amended and Restated Pooling and Servicing Agreement to conform the terms thereof to the description thereof provided in the Prospectus;

 NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.

Defined Terms.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Amended and Restated Pooling and Servicing Agreement.

SECTION 2.

Amendment to Article X.

(a)  The Subsection (a) of Section 10.01 of the Amended and Restated Pooling and Servicing Agreement is hereby deleted in its entirety and replaced with the following:

The respective obligations and responsibilities of the Seller, the Depositor, the Master Servicer, the Securities Administrator and the Trustee created hereby (other than the obligation of the Securities Administrator to make certain payments to Certificateholders after the final Distribution Date and the obligation of the Master Servicer to send certain notices as hereinafter set forth) shall terminate upon notice to the Trustee and the Securities Administrator upon the earliest of (i) the Distribution Date on which the Class Principal Balance of each Class of Certificates has been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan, (iii) the optional purchase of the Mortgage Loans as described in the following paragraph and (iv) the Latest Possible Maturity Date.  Notwithstanding the foregoing, in no event shall the trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof.

Following the date on which the aggregate of the Stated Principal Balances of the Mortgage Loans (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) on such date is equal to or less than 5% of the Cut-Off Date Aggregate Principal Balance (the “Call Option Date”), the Servicer (in such context, the “Terminator”) may, at its option, terminate this Agreement by purchasing, on the next succeeding Distribution Date, all of the outstanding Mortgage Loans and REO Properties at a price equal to (A) the greater of (i) the Stated Principal Balance of the Mortgage Loans (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and the appraised value of the REO Properties and (ii) the fair market value of the Mortgage Loans and REO Properties (as determined and as agreed upon by (x) the Terminator and (y) the Holders of a majority in Percentage Interest of the Class R-II Certificates in their good faith business judgment as of the close of business on the third Business Day next preceding the date upon which notice of any such termination is furnished to the related Certificateholders pursuant to Section 10.01(b)), plus, (B) in each case, accrued and unpaid interest thereon at the weighted average of the Mortgage Rates through the end of the Due Period preceding the final Distribution Date, plus any unreimbursed Servicing Advances and Advances and any unpaid Master Servicing Fees and Servicing Fees allocable to such Mortgage Loans and REO Properties and all amounts, if any, then due and owing to the Trustee, the Master Servicer, the Securities Administrator and the Certificate Insurer under this Agreement (the “Termination Price”); provided, however, such option may only be exercised if the Termination Price is sufficient to result in the payment of all interest accrued on, as well as amounts necessary to retire the Class Principal Balance of, each Class of Certificates issued pursuant to this Agreement.  The fair market value of the Mortgage Loans and REO Properties shall be required to be made and agreed upon by the Terminator and the Holders of a majority of Percentage Interest of the Class R-II Certificates as provided in (ii) above in their good faith business judgment, and such determination shall take into consideration an appraisal of the value of the Mortgage Loans and REO Properties conducted by an independent appraiser mutually agreed upon by the Terminator and the Holders of a majority in Percentage Interest of the Class R-II Certificates in their reasonable discretion, such appraisal to be obtained by the Holders of a majority in Percentage Interest of the Class R-II Certificates at their expense, and (A) such appraisal shall be obtained at no expense to the Trustee and (B) the Trustee may conclusively rely on, and shall be protected in relying on, such fair market value determination.

In connection with any such purchase pursuant to the preceding paragraph, the Servicer shall deposit in the Distribution Account all amounts then on deposit in the Collection Account, which deposit shall be deemed to have occurred immediately preceding such purchase.

Notwithstanding anything provided herein to the contrary, upon the exercise of the Servicer of its Call Option, the Servicing Rights Owner shall retain any and all related Servicing Rights with respect to the SRO Mortgage Loans.

No such purchase by the Servicer will be permitted without the consent of the Certificate Insurer if a draw on the Certificate Insurance Policy will be made or if any amounts due to the Certificate Insurer would remain unreimbursed on the final Distribution Date.

(b)  Subsection (b) of Section 10.01 of the Amended and Restated Pooling and Servicing Agreement is hereby deleted in its entirety and replaced with the following:

Notice of any termination pursuant to the second paragraph of Section 10.01(a), specifying the Distribution Date (which shall be a date that would otherwise be a Distribution Date) upon which the Certificateholders may surrender their Certificates to the Certificate Registrar for payment of the final distribution and cancellation, shall be given promptly by the Trustee upon the Trustee receiving notice of such date from the Servicer by letter to the Certificateholders mailed not earlier than the 10th day and not later than the 19th day of the month immediately preceding the month of such final distribution specifying (1) the Distribution Date upon which final distribution of the Certificates will be made upon presentation and surrender of such Certificates at the office or agency of the Certificate Registrar therein designated, (2) the amount of any such final distribution and (3) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office or agency of the Certificate Registrar therein specified.  The Trustee shall give such notice to the Securities Administrator, the Master Servicer, the Certificate Insurer and the Certificate Registrar at the time such notice is given to Holders of the Certificates.  Upon any such termination, the duties of the Certificate Registrar with respect to the Certificates shall terminate and the Trustee shall terminate, or request the Master Servicer to terminate, the Distribution Account and any other account or fund maintained with respect to the Certificates, subject to the Trustee’s obligation hereunder to hold all amounts payable to Certificateholders in trust without interest pending such payment.

(c)  Subsection (d) of Section 10.01 of the Amended and Restated Pooling and Servicing Agreement is hereby deleted in its entirety and replaced with the following:

In the event that all Certificateholders shall not surrender their Certificates for final payment and cancellation on or before such final Distribution Date, the Trustee shall promptly following such date cause all funds in the Distribution Account not distributed in final distribution to Certificateholders to be withdrawn therefrom and credited to the remaining Certificateholders by depositing such funds in a separate account for the benefit of such Certificateholders, and the Trustee shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto.  If within nine months after the second notice all the Certificates shall not have been surrendered for cancellation, the Servicer shall be entitled to all unclaimed funds and other assets which remain subject hereto, and the Trustee upon transfer of such funds shall be discharged of any responsibility for such funds, and the Certificateholders shall look to the Servicer for payment.

(d)  Subsection (a)(i) of Section 10.02 of the Amended and Restated Pooling and Servicing Agreement is hereby deleted in its entirety and replaced with the following:

The Trustee at the direction of the Securities Administrator shall sell any remaining assets of the Trust Fund to the Servicer for cash and, within 90 days of such sale, shall distribute to (or credit to the account of) the Certificateholders the proceeds of such sale together with any cash on hand (less amounts retained to meet claims) in complete liquidation of the Trust Fund, and each REMIC created hereunder; and

SECTION 3.  Effect of Amendment.

Upon execution of this Amendment, the Amended and Restated Pooling and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Depositor, Seller, Master Servicer, Securities Administrator, the Trustee, the Credit Risk Manager and the Custodian shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Amended and Restated Pooling and Servicing Agreement for any and all purposes.  Except as modified and expressly amended by this Amendment, the Amended and Restated Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.  None of the Trustee, the Master Servicer, the Securities Administrator shall make any representation or warranty as to validity or sufficiency of this Amendment.

SECTION 4.  Binding Effect.

The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Depositor, Seller, Master Servicer, Securities Administrator, the Trustee, the Credit Risk Manager, the Custodian and XL Capital Assurance Inc, as insurance provider.

SECTION 5.  Governing Law.

THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6.  Severability of Provisions.

If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 7.  Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 8.  Counterparts.

This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the Depositor, the Seller, the Master Servicer, the Securities Administrator, the Trustee, the Credit Risk Manager and the Custodian have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

GREENWICH CAPITAL ACCEPTANCE, INC.,
as Depositor

By:  /s/ Shakti Radhakishun

Name: Shakti Radhakishun
Title: Senior Vice President

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.,
as Seller

By:  /s/ Shakti Radhakishun

Name: Shakti Radhakishun
Title: Senior Vice President

WELLS FARGO BANK, N.A.,
as Master Servicer and Securities Administrator

By:  /s/ Diane Courtney

Name: Diane Courtney
Title: Vice President

CLAYTON FIXED INCOME SERVICES INC.,
as Credit Risk Manager

By:  /s/ John Andriola

Name: John Andriola
Title: Director

DEUTSCHE BANK NATIONAL TRUST COMPANY,
as Trustee and Custodian

By:  /s/ Karlene Benvenuto

Name: Karlene Benvenuto
Title: Authorized Signer

By:  /s/ Ronaldo Reyes

Name: Ronaldo Reyes
Title: Vice President